Exhibit 99.2

Industrea Acquisition Corp. Completes $230 Million Initial Public Offering

NEW YORK, August 1, 2017 — Industrea Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $230,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “INDUU” on July 27, 2017. Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant of the Company. Each warrant is exercisable to purchase one share of the Company’s Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on NASDAQ under the symbols “INDU” and “INDUW,” respectively.

FBR Capital Markets & Co. and B. Riley & Co., LLC served as joint book-running managers for the offering.

The offering was made only by means of a prospectus, copies of which may be obtained from: FBR Capital Markets & Co., Attention: Prospectus Department, 1300 14th Street North, Suite 1400, Arlington, VA 22209, or by telephone at (800) 846-5050 or by email at prospectuses@fbr.com; and B. Riley & Co., LLC, Attention: Prospectus Department, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025, or by telephone at (310) 966-1444 or by email at compliance@brileyco.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 26, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Industrea Acquisition Corp.

Industrea Acquisition Corp. is a special purpose acquisition company formed by Industrea Alexandria LLC, a portfolio company of Argand Partners, for the purpose of entering into a merger, stock purchase, or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on manufacturing and service companies in the industrial sector.

Contact:

Howard Morgan

Chief Executive Officer

Industrea Acquisition Corp.

(212) 871-1107

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.